Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-144557) of our report dated April 15, 2009, except for held-for-sale and discontinued operations financial statement reclassification adjustments as described in Notes B and C, as to which date is April 15, 2010, with respect to the consolidated financial statements of MISCOR Group, Ltd. and Subsidiaries for the year ended December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
August 17, 2010